The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-257246
SUBJECT TO COMPLETION, DATED OCTOBER 13, 2021
Prospectus Supplement
(To Prospectus dated June 21, 2021)
37,500,000 shares of Common Stock
Kosmos Energy Ltd.
We are offering 37,500,000 shares of our common stock, par value $0.01 per share.
Our common stock is listed on The New York Stock Exchange (“NYSE”) and The London Stock Exchange (“LSE”) under the symbol “KOS.” The last reported sale price of our common stock on the NYSE on October 12, 2021 was $3.26 per share.
We intend to use the net proceeds from this offering to repay outstanding borrowings under our Facility (as defined herein), including borrowings incurred to finance a portion of the Acquisition (as defined herein) as discussed under “Summary — Recent Developments — The Acquisition and Financing.”
We have granted the underwriters a 30-day option to purchase up to 5,625,000 additional shares of common stock from us, at the public offering price, less the underwriting discounts and commissions.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 6 of the accompanying prospectus.
	Price to Public	Underwriting Discounts and Commissions	Proceeds to Kosmos Before Expenses
Per Share	$	$	$
Total	$	$	$
Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the common stock to purchasers on or about      , 2021.
Joint Book-Running Managers
Barclays	BofA Securities	Jefferies

The date of this prospectus supplement is      , 2021

Neither we nor the underwriters have authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of such document, in each case regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any such free writing prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. The terms “Kosmos,” “the Company,” “we,” “us” and “our” refer to Kosmos Energy Ltd. and our subsidiaries unless the context otherwise requires.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates the information contained or incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information regarding our securities, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, including the additional information described under the heading “Where You Can Find Additional Information and Incorporation of Information by Reference” in this prospectus supplement and under “Where You Can Find More Information” in the accompanying prospectus, in their entirety before making an investment decision.
If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document shall control.
The distribution of this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus and any such free writing prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
BASIS OF PRESENTATION
Unless otherwise specified or the context requires otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, (1) does not give effect to the Transactions (as defined below) and (2) when giving effect to this offering, assumes that the underwriters for this offering do not exercise their option to purchase additional shares of our common stock from us.
The financial data presented herein includes our 50% share of the results of operations of Kosmos-Trident International Petroleum Inc. (“KTIPI”), which was accounted for as an equity method investment for the period between January 1, 2018 and January 1, 2019. Effective as of January 1, 2019, our outstanding shares in KTIPI were transferred to Trident in exchange for a 40.375% direct interest in the Ceiba Field and Okume Complex. As a result, our interest in the Ceiba Field and Okume Complex were no longer accounted for under the equity method of accounting on and after such date.
The pro forma and certain of the as adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus gives pro forma effect to the Transactions (as defined herein) as if we had completed all such transactions as of June 30, 2021, in the case of balance sheet data, and as of January 1, 2020, in the case of income statement data, unless otherwise specified. Moreover, the unaudited pro forma consolidated combined financial information included in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 13, 2021, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and may be obtained as described in this prospectus supplement under the heading “Where You Can Find Additional Information and Incorporation of Certain Information by Reference,” and certain pro forma and as adjusted information included in this prospectus supplement, have been calculated on the basis of assumptions made by our management at the time such information was prepared. For example, such unaudited pro forma consolidated combined financial information assumes that no party exercises its Pre-Emption Rights with respect to the Target Assets, as described herein.
Our Pro Forma Supplemental Oil and Natural Gas Reserve Information included herein is based on the reserve estimates of Kosmos Energy Ltd. as of December 31, 2020, as adjusted to give effect to the Acquisition as if it had occurred on January 1, 2020, pursuant to which our interest in the Jubilee Unit Area would have increased to 42.1% and our interest in the TEN fields would have increased to 28.1%. This

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reserve data represents estimates only and should not be construed as being precise. See “Summary — Pro Forma Supplemental Oil and Natural Gas Reserve Information.”
All references to currency amounts included in this prospectus supplement are in U.S. dollars unless specifically noted otherwise.
NON-U.S. GAAP FINANCIAL MEASURES
This prospectus supplement contains certain financial information not based on U.S. generally accepted accounting principles “U.S. GAAP”), such as EBITDAX. We believe that EBITDAX and similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. We define EBITDAX as net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity-based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. For the period between January 1, 2018 and January 1, 2019, EBITDAX also includes 50% of the EBITDAX adjustments of Kosmos Trident International Petroleum Inc. (“KTIPI”), as applicable, based on the period presented.
You are encouraged to evaluate each adjustment to EBITDAX and the reasons management considers them appropriate for supplemental analysis. In evaluating EBITDAX, you should be aware that in the future we may incur expenses similar to the adjustments in this prospectus supplement. Our presentation of EBITDAX should not be construed as an inference that our future results will be unaffected by such items.
EBITDAX is a measure of our performance that is not required by, or presented in accordance with, U.S. GAAP and should not be considered as an alternative to cash flows from operations, net income, net operating income or any other performance measure derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. For a further discussion of the limitations of EBITDAX and a reconciliation to net income (loss), see note (1) under “Summary — Summary Historical and Pro Forma Financial Data — Other Financial Data.”
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain estimates and “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our businesses and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus supplement, the accompanying prospectus and documents incorporated by reference into this prospectus supplement and the accompanying prospectus, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus completely and with the understanding that our actual future results may be materially different from what we expect. Our estimates and forward-looking statements may be influenced by the following factors, among others:
•
statements regarding expectations for the Acquisition and the impact of the Acquisition on the Company;

•
the impact of the COVID-19 pandemic on us and the overall business environment;

•
our ability to find, acquire or gain access to other discoveries and prospects and to successfully develop and produce from our current discoveries and prospects;

S-ii

•
uncertainties inherent in making estimates of our oil and natural gas data;

•
the successful implementation of our and our block partners’ prospect discovery and development and drilling plans;

•
projected and targeted capital expenditures and other costs, commitments and revenues, including with respect to the Target Assets (as defined below);

•
termination of or intervention in concessions, rights or authorizations granted to us by the governments of the countries in which we operate (or their respective national oil companies) or any other federal, state or local governments or authorities;

•
our dependence on our key management personnel and our ability to attract and retain qualified technical personnel;

•
the ability to obtain financing and to comply with the terms under which such financing may be available;

•
the volatility of oil, natural gas and natural gas liquid prices as well as our ability to implement hedges addressing such volatility on commercially reasonable terms;

•
the availability, cost, function and reliability of developing appropriate infrastructure around and transportation to our discoveries and prospects;

•
the availability and cost of drilling rigs, production equipment, supplies, personnel and oilfield services;

•
other competitive pressures;

•
potential liabilities inherent in oil and natural gas operations, including drilling and production risks and other operational and environmental risks and hazards;

•
current and future government regulation of the oil and gas industry or regulation of the investment in or ability to do business with certain countries or regimes;

•
cost of compliance with laws and regulations;

•
changes in, or new, environmental, health and safety or climate change or greenhouse gas laws, regulations and executive orders, or the implementation, or interpretation, of those laws, regulations and executive orders;

•
adverse effects of sovereign boundary disputes in the jurisdictions in which we operate;

•
environmental liabilities;

•
geological, geophysical and other technical and operations problems including drilling and oil and gas production and processing;

•
military operations, civil unrest, outbreaks of disease, terrorist acts, wars or embargoes;

•
the cost and availability of adequate insurance coverage and whether such coverage is enough to sufficiently mitigate potential losses and whether our insurers comply with their obligations under our coverage agreements;

•
our vulnerability to severe weather events, including tropical storms and hurricanes in the U.S. Gulf of Mexico;

•
our ability to meet our obligations under the agreements governing our indebtedness;

•
the availability and cost of financing and refinancing our indebtedness;

•
the amount of collateral required to be posted from time to time in our hedging transactions, letters of credit, performance bonds and other secured debt;

•
the result of any legal proceedings, arbitrations, or investigations we may be subject to or involved in;

•
our success in risk management activities, including the use of derivative financial instruments to hedge commodity and interest rate risks; and

S-iii

•
other risk factors discussed in “Risk Factors” in this prospectus supplement and Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020.

The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus supplement, the accompanying prospectus and documents incorporated by reference into this prospectus supplement and the accompanying prospectus might not occur, and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, including, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

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SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus, or incorporated by reference in this prospectus supplement or the accompanying prospectus. As a result, this summary does not contain all of the information that may be important to you or that you should consider before investing in our common shares. You should read carefully this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, together with all documents incorporated by reference herein and therein, which are described under “Where You Can Find Additional Information and Incorporation of Certain Information by Reference” in this prospectus supplement and under “Where You Can Find More Information” in the accompanying prospectus.
Overview
We are a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico.
We were founded in 2003 to find oil in under-explored or overlooked parts of West Africa. In our relatively brief history, we have successfully opened two new hydrocarbon basins through the discovery of the Jubilee field offshore Ghana in 2007 and the Greater Tortue Ahmeyim field in 2015 (which includes the Ahmeyim and Guembeul-1 discovery wells offshore Mauritania and Senegal in 2015 and 2016, respectively). Jubilee was one of the largest oil discoveries worldwide in 2007 and is considered one of the largest finds offshore West Africa discovered during that decade. The Ahmeyim discovery was one of the largest natural gas discoveries worldwide in 2015 and is believed to be the largest ever gas discovery offshore West Africa.
Over the past few years, our business strategy has evolved to focus on production-enhancing in-fill drilling and well work, as well as infrastructure-led exploration. This strategic evolution was initially enabled by our acquisition of the Ceiba Field and Okume Complex assets offshore Equatorial Guinea in 2017, together with access to surrounding exploration licenses, and bolstered by the 2018 acquisition of Deep Gulf Energy (together with its subsidiaries “DGE”), a deepwater company operating in the U.S. Gulf of Mexico, which further enhanced our production, exploitation and infrastructure-led exploration capabilities.
In 2011, we became a publicly traded company on The New York Stock Exchange (“NYSE”), trading under the ticker symbol “KOS” and on the London Stock Exchange (“LSE”) in 2017. We had a market capitalization of approximately $1.3 billion as of October 12, 2021.
Recent Developments
The Acquisition and Financing
On October 13, 2021, Kosmos Energy Ghana Holdings Limited (“KEGHL”), a wholly-owned subsidiary of Kosmos, completed its acquisition (the “Acquisition”) of all of the outstanding shares of Anadarko WCTP Company (“Anadarko WCTP”) for an unadjusted purchase price of $550.6 million pursuant to a Share Purchase Agreement, dated October 13, 2021 (the “Share Purchase Agreement”), between KEGHL and Anadarko Offshore Holding Company, LLC, a subsidiary of Occidental Petroleum Corporation. For purposes of allocating production and expenditures related to the Target Assets (defined below), the effective date of the Acquisition under the Share Purchase Agreement is April 1, 2021. Anadarko WCTP owns a participating interest in the West Cape Three Points Block and Deepwater Tano Block offshore Ghana, which includes a 18.0% participating interest in the Jubilee Unit Area and a 11.1% participating interest in the TEN fields (collectively, the “Target Assets”). Following closing of the Acquisition, Kosmos’ interest in the Jubilee Unit Area increased from 24.1% to 42.1%, and Kosmos’ interest in the TEN fields increased from 17.0% to 28.1%, in each case subject to potential adjustment as described below. In a separate transaction, the Ghana National Petroleum Corporation also agreed to purchase an additional 6.1% interest in the Jubilee Unit Area and an additional 6.0% interest in the TEN fields, representing the remainder of Occidental Petroleum Corporation’s interests in the fields. The Share Purchase

Agreement contains customary representations, warranties and covenants and also includes indemnification provisions under which the parties have agreed to indemnify each other against certain liabilities.
Under the Deepwater Tano Block Joint Operating Agreement, certain joint venture partners have pre-emption rights (the “Pre-Emption Rights”) with respect to the Target Assets that, if fully exercised, could reduce our ultimate interest in the Jubilee Unit Area by 3.8% to 38.3%, and our ultimate interest in the TEN fields by 8.3% to 19.8%. This right is exercisable for a 30-day period beginning October 14, 2021. If this right is exercised by a joint venture partner, such joint venture partner would compensate us for the interest it obtains. The exercise in full of all Pre-Emption Rights would equate to a payment of approximately $60 million. All information in this prospectus supplement, including the pro forma financial data and pro forma supplemental oil and natural gas reserve information presented herein, assumes that such rights are not exercised.
Production for the Jubilee Unit Area averaged approximately 70,900 barrels of oil per day (bopd) (gross) during the second quarter of 2021. Three wells are planned for 2021 as part of a four-year drilling program. The first two of these wells were drilled in the second quarter of 2021, and are now online supporting current Jubilee production of around 80,000 bopd (gross). The remaining additional well is expected to increase production to more than approximately 85,000 bopd (gross) by year end 2021.
Production for TEN averaged approximately 35,000 bopd during the second quarter of 2021, with one additional well planned for 2021. The well is expected online in the fourth quarter which is expected to help maintain production levels. There is also potential for deploying a second rig to the TEN fields with the goal of increasing production. Current production net to the acquired interests in the Jubilee Unit Area and TEN approximately is 17,000 bopd.
After taking into account closing adjustments for the purchase price and associated fees and expenses, we funded the Acquisition with:
•
$400.0 million aggregate principal amount of new debt financing in the form of floating rate senior notes due 2022 in a private placement (the “Private Placement Notes”) pursuant to a senior unsecured bridge facility, which were issued to Barclays Bank PLC and Standard Chartered Bank pursuant to an indenture dated October 13, 2021; and

•
$75.0 million of borrowings under our commercial debt facility (the “Facility”).

We refer to the financing transactions described above as the “Acquisition Financing.” We intend to use the net proceeds from this offering to repay outstanding borrowings under our Facility, including borrowings incurred to finance a portion of the Acquisition. In addition, we intend to refinance the Private Placement Notes with a future debt financing. We cannot assure you that such a debt financing will be consummated or, if consummated, that it will be consummated on the terms we currently expect. We refer to this offering, together with the Acquisition and the Acquisition Financing, as the “Transactions.” Upon consummation of the Transactions, we believe we will have a strong liquidity position with full access to our undrawn corporate revolver facility. In addition, we believe the cash flow generation from the Target Assets, combined with our forecasted cash flow and the Transactions, will strengthen our balance sheet by improving our overall net leverage.
Hurricane Activity in the U.S. Gulf of Mexico
Following recent hurricane-related downtime in the U.S. Gulf of Mexico, production has now returned to pre-hurricane levels for our assets located in the U.S. Gulf of Mexico. The Company expects the impact of this unplanned downtime on production will be approximately 4,000 barrels of oil equivalent per day in the third quarter (1,000 barrels of oil equivalent per day annual impact) compared to our previous production forecasts for 2021.
RBL Redetermination
During the September 2021 re-determination of the Facility borrowing base, the Company’s lending syndicate approved a borrowing base capacity in excess of the facility size of $1.25 billion. The available borrowing base is approximately $1.24 billion (capped by current facility commitments) with $1.0 billion drawn at the end of the second quarter. The Facility is secured against the Company’s production assets in Ghana and Equatorial Guinea, and the first amortization payment under the Facility is scheduled for March 2024. Our gas assets in Mauritania and Senegal remain unencumbered.
Corporate Information
In December 2018, we changed our jurisdiction of incorporation from Bermuda to the State of Delaware, USA. We maintain a registered office in Delaware at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Our executive offices are maintained at 8176 Park Lane, Suite 500, Dallas, Texas 75231, and its telephone number is +1 (214) 445 9600. Our website is www.kosmosenergy.com. The information on, or accessible through, our website does not constitute part of this prospectus supplement or the accompanying prospectus.

THE OFFERING
The following summary is provided solely for your convenience. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere or incorporated by reference in this prospectus supplement.
Issuer
Kosmos Energy Ltd., a Delaware corporation
Common stock offered
37,500,000 shares of common stock
Underwriters’ option to purchase additional shares of common stock
We have granted the underwriters a 30-day option to purchase up to 5,625,000 additional shares of common stock from us at the public offering price, less the underwriting discounts and commissions.
Common stock outstanding after this offering
446,241,235 shares (451,866,235 shares if the underwriters’ option to purchase additional shares is exercised in full)
Use of proceeds
We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and before estimated offering expenses, will be approximately $      million (or $      million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering to repay outstanding borrowings under our Facility, including borrowings incurred to finance a portion of the Acquisition. In the event Pre-Emption Rights are exercised with respect to the Target Assets, we intend to use any portion of the proceeds paid to us upon such exercise for repayment of outstanding indebtedness. See “Use of Proceeds.”
Conflicts of Interest
Affiliates of certain underwriters will receive at least 5% of the net proceeds of this offering as a result of the repayment of borrowings we incurred under our Facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of Financial Industry Regulatory Authority (“FINRA”). In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in FINRA Rule 5121. The underwriters subject to FINRA Rule 5121 will not confirm sales of our common stock to any account over which they exercise discretionary authority without the prior written approval of the customer. See “Underwriting (Conflicts of Interest).”
Trading symbol
Our common stock is listed on the NYSE and the LSE under the symbol “KOS.”
Risk Factors
Investing in our common stock involves substantial risks and uncertainties. See “Risk Factors” and other information included in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before making an investment in our common stock.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
The summary historical financial data set forth below should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the period ended June 30, 2021, which are incorporated by reference in this prospectus supplement. The consolidated statements of operations and cash flows data for the years ended December 31, 2020, 2019 and 2018, and the consolidated balance sheet data as of December 31, 2020, 2019 and 2018, were derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The consolidated statements of operations and cash flows data for the six months ended June 30, 2021, and the consolidated balance sheet data as of June 30, 2021, were derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement.
The following tables also show summary unaudited pro forma financial information for the year ended December 31, 2020 and for the six months ended June 30, 2021. The summary unaudited pro forma statement of operations data for the six months ended June 30, 2021 is based upon our historical unaudited carve out statement of operations for the six months ended June 30, 2021, combined with the historical unaudited carve out statements of revenues and direct operating expenses of Anadarko WCTP for the six months ended June 30, 2021, both of which are incorporated by reference into this prospectus supplement. The summary unaudited pro forma statement of operations for the year ended December 31, 2020 is based upon our historical audited statement of operations for the year ended December 31, 2020, combined with the historical audited carve out statements of revenues and direct operating expenses of Anadarko WCTP for the year ended December 31, 2020, both of which are incorporated by reference into this prospectus supplement. Pro forma adjustments included therein are based upon available information and assumptions that management believes are reasonable. Such adjustments are estimated and are subject to change. The summary unaudited pro forma statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 depict the effect of the Transactions as if they had occurred on January 1, 2020.
The summary unaudited pro forma balance sheet data as of June 30, 2021 reflects the Transactions as if they had been consummated on June 30, 2021 and includes pro forma adjustments for the allocation of purchase price based on preliminary valuations by management of certain tangible and intangible assets. The summary unaudited pro forma combined condensed balance sheet is presented as if the Transactions had occurred on June 30, 2021.
The unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement, from which the summary unaudited pro forma financial information provided below has been derived, has been prepared to reflect adjustments to the Company’s historical consolidated financial information that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. The differences between the actual valuations reflected in the Company’s future balance sheets and the current estimated valuations used in preparing the unaudited pro forma condensed combined financial information may be material and may affect amounts, including depletion, depreciation and amortization expense, which the Company will recognize in its statement of operations following the Acquisition.
The summary unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that actually would have been achieved if the Transactions had occurred on the dates indicated or that may be achieved in future periods. The summary unaudited pro forma financial information should be read in conjunction with the financial statements of the Company and Anadarko WCTP incorporated by reference into this prospectus supplement. It also does not reflect any cost savings, operating synergies or revenue enhancements that the Company may achieve with respect to combining the companies or costs to integrate the business or the impact of any non-recurring activity and any one-time transaction related costs. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments. Please refer to the “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements”

within exhibit 99.3 of our Current Report on Form 8-K dated October 13, 2021, which is incorporated by reference into this prospectus supplement, for additional information.
Consolidated Statement of Operations Data:
	Pro Forma for the Six Months Ended June 30,	Pro Forma for the Year Ended December 31,	Six Months Ended June 30	Six Months Ended June 30,	Years Ended December 31,
	2021	2020	2021	2020	2020	2019	2018
	(In thousands, unaudited)				(In thousands, audited)
Revenues and other income:
Oil and gas revenue	$714,642	$1,103,950	$560,519	305,094	$804,033	$1,499,416	$886,666
Gain on sale of assets	26	92,163	26	—	92,163	10,528	7,666
Other income, net	144	2	144	1	2	(35)	8,037
Total revenues and other income	714,812	1,196,115	560,689	305,095	896,198	1,509,909	902,369
Costs and expenses:
Oil and gas production	202,711	445,464	161,555	150,350	338,477	402,613	224,727
Facilities insurance modifications, net(1)	3,229	18,260	1,941	8,090	13,161	(24,254)	6,955
Exploration expenses	17,470	84,616	17,470	60,316	84,616	180,955	301,492
General and administrative	44,169	72,142	44,169	39,097	72,142	110,010	99,856
Depletion, depreciation and amortization	286,843	610,429	227,702	215,159	485,862	563,861	329,835
Impairment of long-lived assets(2)	—	153,959	—	150,820	153,959	—	—
Interest and other financing costs, net	78,811	139,709	63,854	56,109	109,794	155,074	101,176
Derivatives, net	214,382	17,180	214,382	(35,963)	17,180	71,885	(31,430)
Gain on equity method investments, net	—	—	—	—	—	—	(72,881)
Other expenses, net	809	37,802	809	25,157	37,802	24,648	(6,501)
Total costs and expenses	848,424	1,579,561	731,882	669,135	1,312,993	1,484,792	953,229
(Loss) income before income taxes	(133,612)	(383,446)	(171,193)	(364,040)	(416,795)	25,117	(50,860)
Income tax (benefit) expense	(4,850)	16,933	(23,238)	18,118	(5,209)	80,894	43,131
Net loss	$(128,762)	$(400,379)	$(147,955)	$(382,158)	$(411,586)	$(55,777)	$(93,991)

(1)
Facilities insurance modifications, net consists of costs associated with the long-term solution to convert the Jubilee FPSO to a permanently spread moored facility which we expect to recover from our insurance policy net of any insurance reimbursements.

(2)
During the first quarter of 2020, we recorded asset impairments totaling $150.8 million, primarily as a result of lower oil prices arising from the COVID-19 pandemic. We did not recognize material additional impairment of proved oil and gas properties during the rest of 2020.

Consolidated Balance Sheet Data:
	Pro Forma for the Six Months Ended June 30,	Six Months Ended June 30,	Years Ended December 31,
	2021	2021	2020	2019	2018
	(In thousands, unaudited)			(In thousands, audited)
Cash and cash equivalents(1)	$149,550	$149,550	$149,027	$224,502	$173,515
Total current assets	483,443	443,466	400,291	566,557	509,700
Total property and equipment, net	4,070,009	3,374,643	3,320,913	3,642,332	3,459,701
Total other assets	185,163	185,163	146,389	108,343	118,788
Total assets	4,738,615	4,003,272	3,867,593	4,317,232	4,088,189
Total current liabilities	680,748	645,289	460,199	539,101	384,308
Total long-term liabilities	3,652,919	3,050,741	2,967,240	2,936,429	2,762,403
Total stockholders’ equity	404,948	307,242	440,154	841,702	941,478
Total liabilities and stockholders’ equity	4,738,615	4,003,272	3,867,593	4,317,232	4,088,189

(1)
Does not include restricted cash of $43.5 million, $0.2 million, $4.3 million and $4.5 million as of June 30, 2021, December 31, 2020, 2019 and 2018, respectively.

Consolidated Statements of Cash Flows Data:
	Six Months Ended June 30,	Six Months Ended June 30,	Years Ended December 31,
	2021	2020	2020	2019	2018
	(In thousands, unaudited)		(In thousands, audited)
Net cash provided by (used in):
Operating activities	$242,225	$(62,836)	$196,145	$628,150	$260,491
Investing activities	(324,788)	(177,427)	(345,587)	(363,931)	(985,138)
Financing activities	125,832	175,736	69,860	(220,489)	605,277
Other Financial Data:
	Pro Forma Six Months Ended June 30,	Pro Forma Year Ended December 31,	Years Ended December 31,
	2021	2020	2020	2019	2018
	(In thousands, unaudited)
EBITDAX(1)	$396,349	$617,917	$424,987	$989,638	$752,039
Capital expenditures(2)			273,979	440,736	385,434

(1)
EBITDAX is a non-U.S. GAAP financial measure. In evaluating our business, our management considers and uses EBITDAX as a key indicator of financial operating performance and as a measure of cash generating capability. We define EBITDAX as net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity-based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. For periods between January 1, 2018 and January 1, 2019, EBITDAX also includes 50% of the EBITDAX adjustments of KTIPI, as applicable based on the period presented. We use EBITDAX as a key performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and the impact of purchase accounting and asset impairments (affecting depletion, depreciation and amortization expense).
EBITDAX is presented herein and reconciled to the U.S. GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator of an oil and gas company’s ability to internally fund development and exploration activities. Because EBITDAX facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use EBITDAX for business planning purposes in measuring our performance and in evaluating acquisition opportunities. In addition, we believe EBITDAX or similar measures are widely used by investors, securities analysts, ratings agencies and other interested parties as a measure of financial performance, debt service capabilities and our ability to meet future capital expenditure and working capital requirements. The indentures governing our existing senior notes each contain debt incurrence ratios that are calculated by reference to EBITDAX and the Facility and our corporate revolver (the “Corporate Revolver”) contain financial maintenance ratios that are calculated by reference to EBITDAX.
Our use of EBITDAX has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP or as a measure of a company’s profitability or liquidity. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with U.S. GAAP (including the notes thereto), included elsewhere in this prospectus supplement. Because EBITDAX excludes some, but not all, items that affect net income, the EBITDAX presented by us may not be comparable to similarly titled measures of other companies. In addition, EBITDAX should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDAX only supplementally.
You are encouraged to evaluate each adjustment to EBITDAX and the reasons management considers them appropriate for supplemental analysis. In evaluating EBITDAX, you should be aware that in the future we may incur expenses similar to the adjustments in this prospectus supplement. Our presentation of EBITDAX should not be construed as an inference that our future results will be unaffected by such items.
The following is a reconciliation of our net loss to EBITDAX for each period presented. The information presented within the reconciliation of pro forma net income (loss) to pro forma EBITDAX for the six months ended June 30, 2021 and the year ended December 31, 2020 has been derived from our historical consolidated financial statements, as adjusted to give pro forma effect to the Transactions on the Company as if they had been consummated on January 1, 2020. Please refer to the “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements” within exhibit 99.3 of our Current Report on Form 8-K dated October 13, 2021, which is incorporated by reference into this prospectus supplement, for additional information.
The reconciliations of net loss to EBITDAX are unaudited and are presented for informational purposes only. The information presented within the reconciliation of pro forma net income (loss) to pro forma EBITDAX for the six months ended June 30, 2021 and the year ended December 31, 2020 is not necessarily indicative of the operating results that actually would have been achieved if the Transactions had occurred on the dates indicated or that may be achieved in future periods. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments. Please refer to the “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements” within exhibit 99.3 of our Current Report on Form 8-K dated October 13, 2021, which is incorporated by reference into this prospectus supplement, for additional information.

	Pro Forma Six Months Ended June 30,	Pro Forma Year Ended December 31,	Years Ended December 31,
	2021	2020	2020	2019	2018
	(In thousands, unaudited)
Net loss	$(128,762)	$(400,379)	$(411,586)	$(55,777)	$(21,110)(C)
Exploration expenses	17,470	84,616	84,616	180,955	301,844(D)
Facilities insurance modifications, net	3,229	18,260	13,161	(24,254)	6,955
Depletion and depreciation	286,843	610,429	485,862	563,861	464,817(E)
Equity-based compensation	15,889	32,706	32,706	32,370	35,230
Derivatives, net	214,382	17,180	17,180	71,885	(31,430)
Cash settlements on commodity derivatives	(87,446)	(2,715)	(2,715)	(36,341)	(137,053)
Impairment of long-lived assets	—	153,959	153,959	—	—
Gain on sale of assets	(26)	(92,163)	(92,163)	(10,528)	(7,666)
Restructuring and other(A)	1,419	29,167	29,167	27,350	288
Other, net(B)	(610)	10,215	10,215	4,149	(9,753)
Gain on equity method investment – KTIPI	—	—	—	—	(72,881)
Interest and other financing costs, net	78,811	139,709	109,794	155,074	101,176
Income tax expense	(4,850)	16,933	(5,209)	80,894	121,622(F)
EBITDAX	$396,349	$617,917	$424,987	$989,638	$752,039

(A)
Primarily includes costs associated with restructuring charges incurred during 2020, 2019 and 2018.

(B)
Includes other non-recurring items which management believes affect the comparability of operating results.

(C)
Includes net income attributable to our 50% interest in KTIPI of $72.9 million for the year ended December 31, 2018.

(D)
Includes an adjustment attributable to our 50% interest in KTIPI of $0.4 million for the year ended December 31, 2018.

(E)
Includes an adjustment attributable to our 50% interest in KTIPI of $135.0 million for the year ended December 31, 2018.

(F)
Includes an adjustment attributable to our 50% interest in KTIPI of $78.5 million for the year ended December 31, 2018.

(2)
Defined as oil and gas expenditures, exploration expenses less unsuccessful well costs and other property expenditures. During 2019, our capital expenditures were primarily incurred across our portfolio of producing assets, including $233 million in the U.S. Gulf of Mexico, $98 million in Ghana and $64 million in Equatorial Guinea. During the year ended December 31, 2020, our capital expenditures were primarily incurred across our portfolio of producing assets, including $123 million in the U.S. Gulf of Mexico, $44 million in Ghana and $38 million in Equatorial Guinea, and our LNG development in Mauritania and Senegal of $127 million offset by proceeds from the sale of our frontier portfolio to Shell for $95 million.

Pro Forma Supplemental Oil and Natural Gas Reserve Information
The following tables set forth certain unaudited pro forma information concerning the Company’s proved oil and natural gas reserves for the year ended December 31, 2020, giving effect to the Acquisition as if it had occurred on January 1, 2020. The information set forth below assumes that no Pre-Emption Rights with respect to the Target Assets have been exercised. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development costs. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future. The estimates of reserves, and the standardized measure of future net cash flow, shown below, reflects the Company’s development plan for such properties. The following reserve data represent estimates only and should not be construed as being precise. Please refer to the “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements” within exhibit 99.3 of our Current Report on Form 8-K dated October 13, 2021, which is incorporated by reference into this prospectus supplement, for additional information.
	Kosmos Historical			Acquired Assets			Pro Forma Combined Company
	Oil	Natural Gas	Total	Oil	Natural Gas	Total	Total
	(MMBbl)	(Bcf)	(MMBoe)	(MMBbl)	(Bcf)	(MMBoe)	(MMBoe)
Net proved developed and undeveloped reserves at December 31, 2019	154	92	169	63	30	68	237
Extensions and discoveries	—	600	100	—	—	—	100
Production	(21)	(6)	(22)	(7)	—	(7)	(29)
Revision in estimate	(6)	(617)	(109)	(7)	(9)	(8)	(117)
Purchases of minerals-in-place	—	—	—	—	—	—	—
Net proved developed and undeveloped reserves at December 31, 2020(1)	127	69	139	49	21	53	192
Proved developed reserves
December 31, 2020	79	60	89	19	16	22	111
Proved undeveloped reserves
December 31, 2020	48	10	50	30	5	31	81

(1)
The sum of proved developed reserves and proved undeveloped reserves may not add to net proved developed and undeveloped reserves as a result of rounding.

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and all other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the common stock. If any of the risks actually occur, they may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results, financial condition or cash flow and could result in a complete or partial loss of your investment.
This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Special Note on Forward-Looking Statements” in the accompanying prospectus and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and any documents incorporated by reference herein and therein.
Risks Related to the Acquisition
We may not achieve the intended benefits of the Acquisition, and the Acquisition may disrupt our current plans or operations.
There can be no assurance that we will be able to successfully realize the expected benefits of the Acquisition (including anticipated annual operating cost). The integration of Target Assets may result in material challenges, including the diversion of management’s attention from ongoing business concerns; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; as well as unforeseen expenses or delays associated with the Acquisition.
The unaudited pro forma consolidated combined financial information and other adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus are presented for illustrative purposes only and do not purport to represent what the financial position or results of operations of the combined company would have been had the Transactions been completed on the dates assumed for purposes of that information, nor do they represent the actual financial position or results of operations of the combined company following the Transactions.
The unaudited pro forma consolidated combined financial information and other adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus are presented for illustrative purposes only, are based on numerous adjustments, assumptions and estimates, are subject to numerous other uncertainties and do not purport to reflect what the combined company’s financial position or results of operations would have been had the Transactions been completed as of the dates assumed for purposes of that information, nor do they reflect the financial position or results of operations of the combined company following the Transactions, if consummated. Such unaudited pro forma consolidated combined financial information and certain other adjusted information reflects the assumptions of our management at the time that such information was initially prepared, and therefore does not reflect the amount of proceeds we will receive from, and certain pricing and other terms of, this offering, and the actual amount of costs and expenses and underwriting discounts we will pay in connection with the Transactions. Therefore, actual amounts, including the actual amount of net proceeds from this offering, may differ, perhaps substantially, from the assumed amounts set forth in the unaudited pro forma consolidated combined financial information and the other adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.
The unaudited pro forma consolidated combined financial information and other adjusted information has also been prepared on the assumption that the Transactions will be completed on the terms and in accordance with the assumptions set forth in such unaudited pro forma consolidated combined financial information or such adjusted information, as applicable, including that the Pre-Emption Rights are not exercised. Any changes relative to these assumptions, including, without limitation, the exercise of Pre-Emption Rights, any changes in the assumed types or size of this offering, the assumed interest on debt we will issue or otherwise incur, the assumed amount of our transactions costs, the assumed amounts of net proceeds we receive from the respective financing transactions would result in a change relative to such unaudited pro forma consolidated combined financial information or such other adjusted information, which could be material. Our actual financial positions and results of operations prior to the Acquisition, and those of the combined company following the Acquisition, may not be consistent with, or evident from, the unaudited pro forma consolidated combined financial information or other adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.
Although the unaudited pro forma consolidated combined financial information and other adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus include sensitivity analyses that are intended to assist you in quantifying the impact of changes in certain of the assumptions used in preparing such information, those sensitivity analyses reflect the pro forma impact of only a limited number of those assumptions and therefore do not allow you to quantify the impact of changes in certain other assumptions made in calculating this information. Changes in such other assumptions may have a material impact on such information. Likewise, the sensitivity analyses we have provided do not necessarily address the impact of all possible changes in the assumptions contemplated by such analyses. We do not intend to provide you with updated unaudited pro forma consolidated combined financial information or other adjusted information that reflects the actual size and terms of the Transactions (other than to disclose the actual size and pricing terms of this offering) prior to the time you will be required to make a decision whether or not to invest in this offering.
As a result of the foregoing, investors should not place undue reliance on unaudited pro forma consolidated combined financial information and other adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.
The pro forma supplemental oil and natural gas reserve information included in this prospectus supplement is presented for illustrative purposes only and does not purport to represent what the reserve information of the combined company would have been had the Transactions been completed on the dates assumed for purposes of that information, nor does it represent the reserve information of the combined company following the Transactions.
The pro forma supplemental oil and natural gas reserve information included in this prospectus supplement concerning the Company’s proved oil and natural gas reserves for the year ended December 31, 2020, gives effect to the Acquisition as if it had occurred on January 1, 2020. This information assumes that no Pre-Emption Rights with respect to the Target Assets have been exercised. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development costs. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future. The estimates of reserves, and the standardized measure of future net cash flow, included in this prospectus, reflects the Company’s development plan for such properties. The following reserve data represent estimates only and should not be construed as being precise. Please refer to the “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements” within exhibit 99.3 of our Current Report on Form 8-K dated October 13, 2021, which is incorporated by reference into this prospectus supplement, for additional information.
Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown herein. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

The Target Assets are subject to certain Pre-Emption rights, which, if exercised, would reduce the size of the Target Assets sold to us.
Under the Deepwater Tano Block Joint Operating Agreement, certain joint venture partners have pre-emption rights with respect to the Target Assets that, if fully exercised, could reduce our ultimate interest in the Jubilee Unit Area by 3.8% to 38.3%, and our ultimate interest in the TEN fields by 8.3% to 19.8%. This right is exercisable for a 30-day period beginning October 14, 2021. In the event these rights are exercised, the size of the Target Assets acquired by us would decrease, and we may not fully achieve the anticipated benefits of the Acquisition. Further, in the event Pre-Emption Rights are exercised with respect to the Target Assets, we intend to use any portion of the proceeds paid to us upon such exercise for repayment of outstanding indebtedness. See “Use of Proceeds.”
Risks Related to Our Common Stock
Our share price may be volatile, and purchasers of our common stock could incur substantial losses.
Our share price may be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our common stock may be influenced by many factors, including, but not limited to:
•
the price of oil and natural gas;

•
the success of our exploration and development operations, and the marketing of any oil and natural gas we produce;

•
operational incidents;

•
regulatory developments in the United States and foreign countries where we operate;

•
the recruitment or departure of key personnel;

•
quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;

•
market conditions in the industries in which we compete and issuance of new or changed securities;

•
analysts’ reports or recommendations;

•
the failure of securities analysts to cover our common stock or changes in financial estimates by analysts;

•
the inability to meet the financial estimates of analysts who follow our common stock;

•
the issuance or sale of any additional Company securities;

•
investor perception of our company and of the industry in which we compete; and

•
general economic, political and market conditions.

USE OF PROCEEDS
We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and before estimated offering expenses, will be approximately $      million (or approximately $      million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering to repay outstanding borrowings under our Facility, including borrowings incurred to finance a portion of the Acquisition. In the event Pre-Emption Rights are exercised with respect to the Target Assets, we intend to use any portion of the proceeds paid to us upon such exercise for repayment of outstanding indebtedness.
Affiliates of certain underwriters will receive at least 5% of the net proceeds of this offering as a result of the repayment of borrowings we incurred under our Facility. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in FINRA Rule 5121. The underwriters subject to FINRA Rule 5121 will not confirm sales of our common stock to any account over which they exercise discretionary authority without the prior written approval of the customer. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2021:
•
on an actual basis;

•
on a pro forma basis to give effect to the Acquisition and Acquisition Financing; and

•
on a pro forma as adjusted basis to give effect to this offering (assuming that the underwriters do not exercise their option to purchase additional shares of our common stock from us).

You should read this table together with “Summary — Recent Developments — The Acquisition and Financing,” “Summary Historical and Pro Forma Financial Data” and “Use of Proceeds” included elsewhere in this prospectus supplement and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the period ended June 30, 2021, which are incorporated by reference into this prospectus supplement.
	Actual	Pro Forma	Pro Forma As Adjusted
	(In thousands, unaudited)
Total cash(1)	$193,063	$193,063		$193,063
Debt:
Facility(2)	$1,000,000	$1,075,000	$
Corporate Revolver(3)	—	—		—
7.125% Senior Notes	650,000	650,000		650,000
7.500% Senior Notes	450,000	450,000		450,000
GoM Term Loan	200,000	200,000		200,000
Private Placement Notes(4)	—	400,000		400,000
Total debt	$2,300,000	$2,775,000	$
Stockholders’ equity:
Preference shares, $0.01 par value; 200,000,000 authorized shares; zero issued	$—	—		—
Common stock, $0.01 par value; 2,000,000,000 authorized shares; 452,665,754 (actual and pro forma) and (pro forma as adjusted)	4,527	4,527
Additional paid-in capital	2,322,233	2,322,233
Accumulated deficit	(1,782,511)	(1,782,511)		(1,782,511)
Treasury stock, at cost, 44,263,269 (actual, pro forma and pro forma as adjusted)	(237,007)	(237,007)		(237,007)
Total stockholders’ equity	307,242	307,242
Total capitalization	$2,607,242	$3,082,242

(1)
Cash and cash equivalents may increase or decrease depending on, among other things, actual costs and expenses incurred in connection with the Transactions as well as whether Pre-Emption Rights are exercised. See “Use of Proceeds.”

(2)
After giving effect to the RBL Redetermination as described in “Summary — Recent Developments — RBL Redetermination, the Facility had undrawn availability of $235.2 million as of June 30, 2021.

(3)
The Corporate Revolver had undrawn committed availability of $400.0 million as of June 30, 2021.

(4)
We intend to refinance the Private Placement Notes with a future debt financing. We cannot assure you that such a debt financing will be consummated or, if consummated, that it will be consummated on the terms we currently expect.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK
The following are the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock acquired in this offering by a Non-U.S. Holder (as defined below) that (i) holds such common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) does not own, and has not at any time owned, actually or constructively (as determined for purposes of the provisions of U.S. federal income tax law applicable to non-U.S. holders of shares of a USRPHC, as defined below), more than 5% of our common stock. Subject to the exceptions set forth below, you are a Non-U.S. Holder if you are a beneficial owner of our common stock and you are, for U.S. federal income tax purposes:
•
a nonresident alien individual;

•
a foreign corporation; or

•
a foreign estate or trust.

You are not a Non-U.S. Holder, however, if you are (i) a nonresident alien individual who is present in the United States for 183 days or more in the taxable year in which you sell or otherwise dispose of any of our common stock or (ii) a former citizen or former resident of the United States, or an entity that has expatriated from the United States, for U.S. federal income tax purposes. If you are such a person, you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our common stock.
If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities.
This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income and estate taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Dividends
In the event that we make distributions of cash or other property (other than certain pro rata distributions of our stock), those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of our common stock, as described below under “— Gain on Disposition of Our Common Stock.”
Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding pursuant to a treaty, you will be required to provide a properly executed applicable Internal Revenue Service (“IRS”) Form W-8 certifying your entitlement to benefits under the treaty. If you are eligible for a reduced rate of withholding pursuant to a treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.
Gain on Disposition of Our Common Stock
Subject to the discussions below under “— Information Reporting and Backup Withholding” and “— FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our common stock unless:
•
the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

•
we are or have been a “United States real property holding corporation” (as defined in the Code) (a “USRPHC”), at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

Generally, a domestic corporation is a USRPHC if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not a USRPHC. As the determination of whether we are a USRPHC depends on the relative fair market value of our assets, there can be no assurance that we will not become a USRPHC in the future. However, we expect our common stock to continue to be regularly traded on an established securities market. If we become a USRPHC and if our common stock is regularly traded on an established securities market at any time during the calendar year of the sale or other taxable disposition of our common stock, then you will generally not be subject to U.S. federal income tax on any gain from the disposition of our common stock if you have not owned, and are not deemed to have owned, at any time within the shorter of the five year period preceding the disposition of our common stock or your holding period, more than 5% of our common stock.
If you recognize gain on a sale or other taxable disposition of our common stock that is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.
Information Reporting and Backup Withholding
Information returns are required to be filed with the IRS in connection with payments of dividends on our common stock. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock. You may be subject to backup withholding on payments on our common stock or on the proceeds from a sale or other disposition of our common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
FATCA
Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Proposed Treasury regulations provide that the FATCA tax will not apply to gross proceeds from the disposition of shares of U.S. corporations, such as our common stock, as otherwise would have been the case after December 31, 2018, and the Treasury has stated that taxpayers may rely on the proposed regulations until final regulations are issued. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA on your investment in our common stock.
Federal Estate Tax
Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, our common stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase of common stock (including interests in common stock) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (“the Code”), or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such employee benefit plan, plan, account or arrangement (each of the foregoing in this paragraph, a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan. It is not intended that we or our affiliates (each, a “Transaction Party”) will act as a fiduciary with respect to any Plan’s investment in the common stock.
In considering an investment of a portion of the assets of any Plan in common stock, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the applicable prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA and the Code with respect to Covered Plans, and any other applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. For example, an investment in common stock by a Covered Plan pursuant to this offering circular with respect to which a Transaction Party is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the common stock are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a Covered Plan and a person that is a party in interest or disqualified person with respect to the Covered Plan solely by reason of providing services to the Covered Plan or a relationship with such a service provider, provided that neither the person transacting with the Covered Plan nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Covered Plan involved in the transaction and provided further that the Covered Plan pays no more and receives no less than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any exemption will be satisfied, or that any exemption will be available, with respect to all possible prohibited transactions that may arise in connection with the acquisition and holding of common stock. Fiduciaries of Covered Plans considering an investment in common stock in reliance on one or more exemptions should carefully review such exemptions to assure their terms will be satisfied.
Representations
By acceptance of any common stock (including any interests in common stock), each purchaser hereunder and subsequent transferee will be deemed to have represented and warranted that: (A) either (i) no portion of the assets used by such purchaser or subsequent transferee to acquire or hold the common stock (or any interest therein) constitutes assets of any Plan or (ii) the acquisition, holding and subsequent disposition of the common stock (or any interest therein) by such purchaser or subsequent transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Law, and none of the Transaction Parties has acted or will act as the Plan’s fiduciary in connection with the Plan’s investment in the common stock.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering investing in common stock on behalf of, or with the assets of, any Plan, consult with their counsel to determine whether ERISA, Section 4975 of the Code or any Similar Laws may impact such an investment, including whether an investment in the common stock is suitable for the Plan.
The sale of common stock (including any interest in common stock) to a Plan is in no respect a representation or recommendation by any Transaction Party that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate or advisable for Plans generally or any particular Plan. Purchasers of common stock have the exclusive responsibility for ensuring, to the extent applicable, that their investment in common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code or provisions of any applicable Similar Laws.

UNDERWRITING (CONFLICTS OF INTEREST)
Barclays Capital Inc. is acting as representative of the underwriters and book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as a Current Report on Form 8-K to be incorporated into the registration statement, with respect to the shares being offered, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:
Underwriters	Number of Shares
Barclays Capital Inc.
BofA Securities, Inc.
Jefferies LLC
Total	37,500,000
The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the certain conditions contained in the underwriting agreement including:
•
the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•
the representations and warranties made by us to the underwriters are true;

•
there is no material change in our business or the financial markets; and

•
we deliver customary closing documents to the underwriters.

Commissions and Expenses
The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.
Kosmos Energy Ltd.
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
The representative has advised us that the underwriters propose to offer the shares of common stock directly to the public at the offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $      per share. If all the shares are not sold at the initial offering price following the initial offering, the representative may change the offering price and other selling terms.
The expenses of the offering that are payable by us are estimated to be approximately $      (excluding underwriting discounts and commissions).
Option to Purchase Additional Shares
We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of 5,625,000 shares from us at the offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the above table.

Lock-Up Agreements
We have agreed that we will not, for a period of 60 days after the date of the underwriting agreement (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of our common shares or securities convertible into or exchangeable or exercisable for our common shares, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase our common shares or securities convertible into or exchangeable or exercisable for our common shares, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of our common shares or securities convertible into or exchangeable or exercisable for our common shares, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in our common shares or securities convertible into or exchangeable or exercisable for our common shares within the meaning of Section 16 of the Exchange Act, (v) file with the SEC a registration statement under the Securities Act, relating to our common shares or securities convertible into or exchangeable or exercisable for our common shares, or (vi) publicly disclose the intention to take any such action, without the prior written consent of the representative. The restrictions described in this paragraph do not apply to:
•
grants of restricted shares, restricted stock units, share options or other equity grants in accordance with the terms of an incentive plan described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as in existence as of the date hereof;

•
the issuance of common shares upon the exercise of an option or warrant or the conversion of a security granted under an incentive plan described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as existing on or otherwise outstanding as of the date hereof; or

•
the filing of a registration statement on Form S-8 relating to the offering of securities in accordance with the terms of an incentive plan described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as in effect on the date hereof.

All of our directors and executive officers have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable or exercisable for our common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares or securities convertible into or exchangeable or exercisable for our common shares, whether any of these transactions are to be settled by delivery of our common shares, securities convertible into or exchangeable or exercisable for our common shares, or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement or make any demand for or exercise any right with respect to the registration of any of our common shares or securities convertible into or exchangeable for our common shares, without, in each case, the prior written consent of the representative for a period of 60 days after the date of the underwriting agreement. The restrictions described in this paragraph do not apply to:
•
transfers or distributions of common shares or any security convertible into common shares as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the transferee or an immediate family member, (iii) by testate or intestate succession, (iv) to general or limited partners, members, or shareholders of the transferor, or to any corporation, partnership, limited liability company or other person or entity that is a direct or indirect affiliate of the transferor or (v) to any corporation, partnership, limited liability company or other business entity with whom the transferor shares in common an investment manager or advisor, in each case who has investment discretionary authority with respect to the transferor’s and such other entity’s investments pursuant to an investment management, investment advisory or similar agreement, provided that in each case of (i) through (v), each donee, distributee or transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer;

•
transactions relating to common shares or other securities convertible into or exchangeable or exercisable for any common shares acquired in the open market or any directed share program;

•
transfers of common shares that are used for the primary purpose of satisfying any tax or other governmental withholding obligation, with respect to any award of equity-based compensation granted pursuant to equity incentive plans;

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares or any securities convertible into or exchangeable or exercisable for any common shares, provided that such plan does not permit such transfers during the lock-up period; and

•
transactions relating to common shares or any security convertible into or exchangeable or exercisable for any common shares executed under a trading plan pursuant to Rule 10b-1 under the Exchange Act as existing on the date of the underwriting agreement providing for the transfer of common shares or any security convertible into or exchangeable or exercisable for any common shares.

Certain of our officers, directors and employees have established trading plans pursuant to Rule 10b5-1 and may sell, pledge or otherwise dispose, directly or indirectly, common shares (or securities convertible into or exchangeable for any common shares) during the lock-up period.
Barclays Capital Inc. in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.
Stabilization, Short Positions and Penalty Bids
The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:
•
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE and LSE or otherwise and, if commenced, may be discontinued at any time.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Electronic Distribution
A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.
Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Listing on the NYSE and LSE
Our common stock is listed on the NYSE and LSE under the symbol “KOS”.
Stamp Taxes
If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.
Conflicts of Interest
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. Affiliates of certain of the underwriters hold the Private Placement Notes that were issued by the Company. Barclays Capital Inc. has also acted as the mergers and acquisitions advisor in connection with the Acquisition. Certain of the underwriters and/or their respective affiliates are agents and/or lenders under the Facility and/or the Corporate Revolver for which they received or may in the future receive customary fees and expenses. Certain of the underwriters in this offering may also act as underwriters and/or initial purchasers in a future debt financing to refinance the Private Placement Notes, for which they will receive customary fees and expenses.
Affiliates of certain underwriters will receive at least 5% of the net proceeds of this offering as a result of the repayment of borrowings we incurred under our Facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in FINRA Rule 5121. The underwriters subject to FINRA Rule 5121 will not confirm sales of our common stock to any account over which they exercise discretionary authority without the prior written approval of the customer.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. Certain of the underwriters and/or their affiliates have a lending relationship with us, and certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
General
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Regulation:
•
to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and the Company that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
An offer to the public of any shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares may be made at any time under the following exemptions under the UK Prospectus Regulation:
•
to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•
in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of shares shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and the Company that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In the United Kingdom, this prospectus supplement and any other material in relation to the shares described herein (the “Shares”) are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the UK Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” In the United Kingdom, the Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Shares will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents. The Shares are not being offered to the public in the United Kingdom.
Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
The validity of the securities offered hereby and certain other matters will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The consolidated financial statements of Kosmos Energy Ltd. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2020, including the financial schedules appearing therein, and the effectiveness of Kosmos Energy Ltd.’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The statements of revenues and direct operating expenses for the oil and gas assets of Anadarko WCTP Company sold to Kosmos Energy Ghana Holdings Limited, a wholly-owned subsidiary of Kosmos Energy Ltd. for the years ended December 31, 2020 and 2019 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2020 and 2019 statements of revenues and direct operating expenses contains an explanatory paragraph that states that the unaudited supplemental information relating to oil and natural gas producing activities are not part of the basic financial statements.
INDEPENDENT RESERVE ENGINEERS
The information included or incorporated by reference in this prospectus supplement regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves of Kosmos Energy Ltd. as of December 31, 2020. The reserve estimates of Kosmos Energy Ltd. as of December 31, 2020 are based on a report prepared by Ryder Scott Company, L.P., independent reserve engineers, dated as of January 22, 2021. These estimates are included in this prospectus supplement in reliance upon the authority of such firm as experts in these matters.
WHERE YOU CAN FIND ADDITIONAL INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access our SEC filings. Other information about us is also on our website at www.kosmosenergy.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on the SEC’s website and the information on, or accessible through, our website do not constitute a part of this prospectus supplement.
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement:
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 23, 2021 (the “Form 10-K”);

•
our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021;

•
our Definitive Proxy Statement on Schedule 14A filed on April 28, 2021; and

•
our Current Reports on Form 8-K filed on January 8, 2021, February 3, 2021, February 23, 2021, March 4, 2021, May 10, 2021, June 10, 2021, June 11, 2021 and October 13, 2021 (except for information furnished under Item 7.01 therein).

You may request a copy of these filings at no cost by writing or telephoning us at:
Kosmos Energy Ltd.
8176 Park Lane, Suite 500
Dallas, TX 75231
Attention: Vice President, Finance and Planning
Telephone: (214) 445 9600

PROSPECTUS
Kosmos Energy Ltd.
Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities
Warrants
Purchase Contracts
Units

We may offer from time to time shares of common stock, shares of preferred stock, debt securities, which may be guaranteed, warrants, purchase contracts or units. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling securityholders to be identified in supplements to this prospectus may offer and sell these securities from time to time. Specific amounts and terms of these securities will be provided in supplements to this prospectus. You should read this prospectus, any prospectus supplement, any related free writing prospectus, and any documents incorporated by reference herein and therein, carefully before you invest.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 6 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 21, 2021

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any related free writing prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Unless otherwise stated in this prospectus or the context otherwise requires, the terms “Kosmos,” “Company, “ “we,” “us,” and “our” refer to Kosmos Energy Ltd. and its subsidiaries.

KOSMOS ENERGY LTD.
Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange (“NYSE”) and London Stock Exchange (“LSE”) and is traded under the ticker symbol KOS.
Our principle executive offices are located at 8176 Park Lane, Suite 500, Dallas, Texas 75231 and our telephone number is (214) 445-9600.

About this Prospectus
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or the selling securityholders may offer. Each time we or the selling securityholders sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access our SEC filings. Other information about us is also on our website at www.kosmosenergy.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on the SEC’s website and the information on, or accessible through, our website do not constitute a part of this prospectus.
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus:
(a)
our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 23, 2021;

(b)
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 10, 2021;

(c)
our Definitive Proxy Statement on Schedule 14A filed on April 28, 2021;

(d)
our Current Reports on Form 8-K filed on: January 8, 2021, February 3, 2021, February 23, 2021, March 4, 2021, May 10, 2021 (Items 1.01 and 2.03 therein), June 10, 2021 and June 11, 2021; and

(e)
the description of our capital stock included within the Form 8-K12g-3 filed with the SEC on December 28, 2018.

You may request a copy of these filings at no cost, by writing or telephoning us at:
Kosmos Energy Ltd.
8176 Park Lane, Suite 500
Dallas, TX 75231
Attention: General Counsel
Telephone: (214) 445-9600

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our businesses and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus, any prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein or therein, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus, any prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein or therein completely and with the understanding that our actual future results may be materially different from what we expect.
Our estimates and forward-looking statements may be influenced by the following factors, among others:
•
the impact of the COVID-19 pandemic on the Company and the overall business environment;

•
our ability to find, acquire or gain access to other discoveries and prospects and to successfully develop and produce from our current discoveries and prospects;

•
uncertainties inherent in making estimates of our oil and natural gas data;

•
the successful implementation of our and our block partners’ prospect discovery and development and drilling plans;

•
projected and targeted capital expenditures and other costs, commitments and revenues;

•
termination of or intervention in concessions, rights or authorizations granted to us by the governments of the countries in which we operate (or their respective national oil companies) or any other federal, state or local governments or authorities;

•
our dependence on our key management personnel and our ability to attract and retain qualified technical personnel;

•
the ability to obtain financing and to comply with the terms under which such financing may be available;

•
the volatility of oil, natural gas and natural gas liquid prices, as well as our ability to implement hedges addressing such volatility on commercially reasonable terms;

•
the availability, cost, function and reliability of developing appropriate infrastructure around and transportation to our discoveries and prospects;

•
the availability and cost of drilling rigs, production equipment, supplies, personnel and oilfield services;

•
other competitive pressures;

•
potential liabilities inherent in oil and natural gas operations, including drilling and production risks and other operational and environmental risks and hazards;

•
current and future government regulation of the oil and gas industry or regulation of the investment in or ability to do business with certain countries or regimes;

•
cost of compliance with laws and regulations;

•
changes in, or new, environmental, health and safety or climate change or greenhouse gas laws, regulations and executive orders, or the implementation, or interpretation, of those laws, regulations and executive orders;

•
adverse effects of sovereign boundary disputes in the jurisdictions in which we operate;

•
environmental liabilities;

•
geological, geophysical and other technical and operational problems related to drilling and oil and gas production and processing;

•
military operations, civil unrest, outbreaks of disease, terrorist acts, wars or embargoes;

•
the cost and availability of adequate insurance coverage and whether such coverage is enough to sufficiently mitigate potential losses and whether our insurers comply with their obligations under our coverage agreements;

•
our vulnerability to severe weather events, including tropical storms and hurricanes in the Gulf of Mexico;

•
our ability to meet our obligations under the agreements governing our indebtedness;

•
the availability and cost of financing and refinancing our indebtedness;

•
the amount of collateral required to be posted from time to time in our hedging transactions, letters of credit and other secured debt;

•
the result of any legal proceedings, arbitrations, or investigations we may be subject to or involved in;

•
our success in risk management activities, including the use of derivative financial instruments to hedge commodity and interest rate risks; and

•
other risk factors discussed in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and our Annual Report on Form 10-K for the year ended December 31, 2020, in any accompanying prospectus supplement and in other filings made by us from time to time with the SEC or in materials incorporated herein or therein.

The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus, any prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein or therein might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, including, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

RISK FACTORS
An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

DESCRIPTION OF CAPITAL STOCK
The following description of certain provisions of our certificate of incorporation and bylaws does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of our certificate of incorporation and bylaws. The certificate of incorporation and bylaws are incorporated by reference in this registration statement for these securities and have been filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2020. You should read the certificate of incorporation and bylaws for the provisions that are important to you.
Authorized Capital Stock
Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, and 200,000,000 shares of preferred stock, par value $0.01 per share. As of June 9, 2021, we had 408,402,485 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.
Pursuant to our bylaws, subject to the requirements of the NYSE and the LSE, our board of directors is authorized to issue any of our authorized but unissued shares. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available thereof. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Preferred Stock
Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, the Company has no plans to issue any of the preferred stock.
Board Composition
Our bylaws provide that our board of directors shall consist of not less than five and not more than 15 directors, as determined by the board of directors, and our directors are divided into three classes.
As of the date of this Registration Statement, our board has seven directors.
Election and Removal of Directors
Our bylaws provide that our board of directors is divided into three classes, with directors elected by stockholders for staggered terms of three years each. See “— Staggered Board” below. Our stockholders do not have cumulative voting rights and, accordingly, the holders of a plurality of the shares voted can elect all of the directors then standing for election. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named. Our bylaws require advance notice for stockholders to nominate a director or present proposals for stockholder action at an annual meeting of stockholders. See “Article 2. — Meetings of Stockholders” within our bylaws.

Under our bylaws, a director may be removed only for cause by the affirmative vote of a majority of the issued and outstanding shares entitled to vote in the election of directors, voting together as a single class. Vacancies, including newly created directorships, may be filled by a majority of the directors then in office, and each director so elected will hold office for a term that coincides with the term of the class to which such director was appointed.
Staggered Board
Our board of directors is divided into three classes serving staggered three-year terms. As of the date of this Registration Statement, Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2023, 2024 and 2022, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Proceedings of Board of Directors
Our bylaws provide that our business shall be managed by or under the direction of our board of directors. Our board of directors may act by the affirmative vote of a majority of the directors present at a meeting at which a quorum is present. A majority of the total number of directors then in office shall constitute a quorum. The board may also act by unanimous written consent.
Duties of Directors
Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a duty of care and a duty of loyalty. The duty of care requires that directors act in an informed and deliberate manner and to inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing the conduct of corporate employees. The duty of loyalty is the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumption afforded to the directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the Company.
Interested Directors
Under Delaware law, any contract or arrangement in which a director has a direct or indirect interest is voidable unless it is approved by a majority of disinterested directors or by a vote of stockholders, in each case if the material facts as to the interested director’s relationship or interests are disclosed or are known to the disinterested directors or stockholders, or such contract or arrangement is fair to the corporation as of the time it is approved or ratified. Additionally, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.
Limits on Written Consent
Our certificate of incorporation and our bylaws provide that holders of our common stock will not be able to act by written consent without a meeting.
Stockholder Meetings
Our certificate of incorporation and our bylaws provide that special meetings of our stockholders may be called by the chairman of the board of directors whenever in his or her judgment such a meeting is necessary and by the secretary at the request in writing of holders of record of not less than ten percent of the total voting power of all outstanding securities of the Company generally entitled to vote in the election of directors, voting together as a single class.
Amendment of Certificate of Incorporation
The Company reserves the right to amend the certificate of incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in “Article 4. — Capital Stock — Voting Rights,” “Article 5. — Bylaws,” “Article 6. — Board of Directors,” “Article 7. — Meetings of Stockholders” and “Article 10. — Amendments” may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any such sections, unless such action is approved by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Company generally entitled to vote in the election of directors, voting together as a single class.
Amendment of Bylaws
Our bylaws may be altered, amended or repealed, or new bylaws may be made, by (i) the stockholders entitled to vote thereon at any annual or special meeting thereof or (ii) by the board of directors. Unless a higher percentage is required by the certificate of incorporation, all such amendments must be approved by (i) the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Company generally entitled to vote in the election of directors, voting together as a single class, or (ii) by a majority of the board of directors.
Other Limitations on Stockholder Actions
Our bylaws also impose some procedural requirements on stockholders who wish to:
•
make nominations in the election of directors;

•
propose that a director be removed;

•
propose any repeal or change in our bylaws; or

•
propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with certain other information, including but not limited to:
•
a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•
the stockholder’s name and address;

•
any material interest of the stockholder in the proposal;

•
the number of shares beneficially owned by the stockholder and evidence of such ownership;

•
the principal amount of any indebtedness of the Company or any of its subsidiaries beneficially owned by such stockholder or by any such beneficial owner, together with the title of the instrument under which such indebtedness was issued and a description of any derivative instrument entered into by or on behalf of such stockholder or such beneficial owner relating to the value or payment of any indebtedness of the Company or any such subsidiary; and

•
the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

To be timely, a stockholder must generally deliver notice:
•
in connection with an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 30 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Company; or
•
in connection with the election of a director at a special meeting of stockholders, no earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made by the Company.

In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.
Limitation of Liability of Directors and Officers
Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:
•
any breach of the director’s duty of loyalty to our company or our stockholders;

•
any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (“DGCL”); and

•
any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
Our bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us.
Delaware Business Combination Statute
We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the Company for three years after becoming an interested stockholder unless:
•
the board of directors of the Company had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•
following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the Company and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the Company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Anti-Takeover Effects of Some Provisions
Some provisions of our certificate of incorporation and bylaws could make the following more difficult:
•
acquisition of control of us by means of a proxy contest or otherwise, or

•
removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Listing
Our common shares are listed on the NYSE and on the LSE under the symbol KOS.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock listed on the NYSE is Computershare Trust Company, N.A. The transfer agent and registrar for the common stock listed on the LSE is Computershare Investor Services PLC.
DESCRIPTION OF DEBT SECURITIES
The debt securities will constitute either senior or subordinated debt of Kosmos. The debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. The debt securities will be issued under one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.
DESCRIPTION OF GUARANTEES
Guarantees of Kosmos may be issued from time to time in connection with debt securities. This description does not contain all of the information that you may find useful. The particular terms of the guarantees of debt securities and related agreements will be described in the prospectus supplement relating to those debt securities to be guaranteed.
DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of:
•
debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•
currencies; or

•
commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.
DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.
FORMS OF SECURITIES
Each debt security, warrant, and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Global Securities
We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Kosmos, the trustees, the warrant agents, the unit agents or any other agent of Kosmos, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.
PLAN OF DISTRIBUTION
Kosmos and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:
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through underwriters or dealers, whether individually or through an underwriting syndicate led by one or more managing underwriters;

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in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

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directly to a limited number of purchasers or to a single purchaser;

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through agents; or

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through a combination of any of these methods of sale.

The prospectus supplement will state the terms of the offering of the securities, including:
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the name or names of any underwriters, dealers or agents;

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the purchase price of such securities and the proceeds to be received by Kosmos, if any;

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any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

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any public offering price;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In addition, to the extent this prospectus is used by any selling securityholder to resell common stock or other securities, information with respect to the selling securityholder will be contained in a prospectus supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.
If Kosmos and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
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negotiated transactions;

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at a fixed public offering price or prices, which may be changed;

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at market prices prevailing at the time of sale;

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at prices related to prevailing market prices; or

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at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
Kosmos and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
Kosmos and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Kosmos at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
Underwriters and agents may be entitled under agreements entered into with Kosmos and/or the selling securityholders, if applicable, to indemnification by Kosmos and/or the selling securityholders, if applicable, against certain civil liabilities, including, without limitation, liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Kosmos and its affiliates in the ordinary course of business.
Each series of securities other than our common stock, which is listed on the NYSE or the LSE, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our common stock, may or may not be listed on a national securities exchange.
VALIDITY OF SECURITIES
The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.
EXPERTS
The consolidated financial statements of Kosmos Energy Ltd. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2020 (including schedules appearing therein) and the effectiveness of Kosmos Energy Ltd.’s internal control over financial reporting as of December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
The information incorporated by reference in this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves as of December 31, 2020. The reserve estimates at December 31, 2020 are based on reports prepared by Ryder Scott Company, L.P., independent reserve engineers, dated as of January 22, 2021. These estimates are incorporated by reference into this prospectus in reliance upon the authority of such firm as experts in these matters.